United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant   ☒                             Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

FUEL SYSTEMS SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box.):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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780 Third Avenue; Floor 25

New York, NY 10017

April 15, 2014

To our Stockholders:

You are cordially invited to attend the Fuel Systems Solutions, Inc. annual meeting of stockholders at 9:00 a.m. Eastern Time on May 28, 2014 at the offices of Day Pitney LLP, 7 Times Square, 20th Floor, New York, New York 10036.

Please note we are utilizing the “Notice and Access” method of providing proxy materials to all record and beneficial owners of our common stock via the Internet. We believe this approach provides increased flexibility with respect to the manner in which stockholders receive the information while lowering our costs of delivery and reducing the environmental impact of printing paper copies. The Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the notice of annual meeting, proxy statement and the Annual Report on Form 10-K on the Internet, is first being mailed to our stockholders on or about April 18, 2014. This notice will also contain instructions on how to receive a paper copy of your proxy materials. Whether or not you plan to attend the meeting, please vote in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials.

If you request and receive paper copies of the proxy materials, please complete, sign, date and return the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the proxy materials.

Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Mariano Costamagna Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2014 annual meeting of stockholders of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) will be held at the offices of Day Pitney LLP, 7 Times Square, 20th Floor, New York, New York 10036, on May 28, 2014, beginning at 9:00 a.m. Eastern Time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	To elect two directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s accountants for fiscal year 2014;

(3)	To approve on an advisory basis the Company’s executive compensation program; and

(4)	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 2, 2014 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, or if you request and receive paper copies of the proxy materials, please complete, sign, date and return the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the proxy materials. If your shares are held in the name of a bank, broker or other record-holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By Order of the Board of Directors,

Kevin Buckley
Secretary

April 15, 2014

New York, New York

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on

May 28, 2014:

The proxy statement and Annual Report on Form 10-K are available at

https://materials.proxyvote.com/35952W

OFFICES OF DAY PITNEY LLP

7 TIMES SQUARE, 20TH FLOOR

NEW YORK, NEW YORK 10036

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2014

PROXY STATEMENT

The Board of Directors of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on May 28, 2014, beginning at 9:00 a.m. Eastern Time at the offices of Day Pitney LLP, 7 Times Square, 20th Floor, New York, New York 10036, and at any postponements or adjournments thereof. The fiscal year ended December 31, 2013 is referred to as “fiscal 2013” in this proxy statement.

Please note we are utilizing the “Notice and Access” method of providing proxy materials to all record and beneficial owners of our common stock via the Internet. We believe this approach provides our stockholders a convenient way to receive the proxy materials while lowering our costs of delivery and conserving natural resources. On or about April 18, 2014, a Notice of Internet Availability of Proxy Materials will be mailed to our stockholders containing instructions on how to access and review proxy materials, including this proxy statement and our Annual Report on Form 10-K, on the Internet and how to vote your proxy on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials, including a proxy card. Stockholders may request to receive the proxy materials in printed form by mail on an ongoing basis for future stockholder meetings.

If you request and receive paper copies of the proxy materials, please complete, sign, date and return the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the proxy materials.

ABOUT THE ANNUAL MEETING

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

Our Board of Directors is soliciting proxies for the 2014 annual meeting of stockholders.

If you were a record or beneficial owner of shares of our common stock on April 2, 2014, you will receive a Notice of Internet Availability of Proxy Materials. We furnish proxy materials, including this proxy statement and our 2013 Annual Report on Form 10-K, to owners of our common stock by providing access to such documents on the Internet instead of mailing printed copies. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the proxy materials on the Internet. It also contains instructions as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability of Proxy Materials. Any request to receive proxy materials by mail will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the annual meeting, but you cannot vote by marking and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote by Internet and how to request paper copies of the proxy materials.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2013 and other information that the SEC requires us to provide annually to our stockholders so that you can make an informed decision.

How may I obtain Fuel Systems’ Form 10-K and other financial information?

Stockholders can access the 2013 Annual Report on Form 10-K, our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.fuelsystemssolutions.com.

Stockholders may request a free copy of our 2013 Annual Report on Form 10-K from:

Fuel Systems Solutions, Inc.

Attn: Secretary

780 Third Avenue 25th Floor

New York, NY 10017

(646) 502-7170

We will also furnish any exhibit to the 2013 Annual Report on Form 10-K if specifically requested.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 2, 2014, which is referred to herein as the Record Date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of Fuel Systems’ common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 20,088,011 shares of the Company’s common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Fuel Systems’ guests may also attend the meeting. Registration will begin at 8:30 a.m. Eastern Time. If you attend, please note that you will be asked to present valid picture identification to enter the meeting and either your Notice of Internet Availability or, if you receive paper copies of your proxy materials, your proxy card. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of one-third of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 20,088,011 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 6,696,004 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

Stockholders may vote by attending the annual meeting and voting in person. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

You may also vote your shares without attending the annual meeting. Stockholders may vote by using one of these alternative methods:

(1)	Via the Internet at www.proxyvote.com;

(2)	By telephone at 1-800-690-6903 and follow the instructions for telephone voting ; or

(3)	If you request a paper copy of the proxy materials, by completing and mailing a proxy card to Voting Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you request and receive printed proxy materials, you may submit your vote by completing, signing, dating and returning the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the materials. Sign your name exactly as it appears on the proxy card. If you provide specific voting instructions, your shares will be voted as you have instructed. Proxy cards submitted by mail must be received by Broadridge no later than May 26, 2014 to be voted at the annual meeting.

If you hold your shares in “street name” and you plan to vote in person at the annual meeting, you must obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you submit your proxy but you do not indicate your voting preferences, then the individuals named on the proxy will vote your shares in accordance with the recommendations of the Board. The Board and management do not currently intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders submitting their proxy confer upon the individuals named in the proxy discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I submit by proxy?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or another proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

Who is bearing the costs of soliciting these proxies?

The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by e-mail, by telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the common stock.

What are the Board’s recommendations?

Unless you give other instructions when submitting your proxy, the persons named as proxy holders will vote in accordance with the recommendations of the Board. The Board recommends a vote FOR the election of each of the directors nominated, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal 2014, and FOR the approval, on an advisory basis, of 2013 executive compensation.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate and in accordance with their best judgment.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

What vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal 2014?

Ratification of the appointment of the independent registered public accounting firm for fiscal 2014 requires the affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions would have the same effect as a vote against ratification. Broker non-votes will have no effect on the outcome of this proposal.

What vote is required to approve, on an advisory basis, the 2013 executive compensation?

Approval, on an advisory basis, of our 2013 executive compensation will be determined by the affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. This vote is advisory and therefore not binding on the Company. In reviewing the results of the advisory vote on executive compensation, the Board expects to review and consider votes cast “FOR” or “AGAINST” the proposal. Due to the unique nature of this advisory vote, the Board does not expect to consider abstentions as vote cast either in favor of or against the proposal in determining the outcome of this advisory vote. Broker non-votes will have no effect on this proposal.

How are votes counted?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”

Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee will not be permitted to vote your shares on the following matters unless they receive voting instructions from you: election of directors and advisory vote on executive compensation. For the ratification of the appointment of our auditor for 2014, the broker, bank or other nominee will be permitted to vote your shares even if the broker, bank or other nominee does not receive voting instructions from you.

In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting. Shares that constitute abstentions are considered present and entitled to vote and thus generally have the same effect as votes against the matter.

The Company has provided the Notice of Internet Availability of Proxy Materials to the broker, bank or other nominee holding your shares of record and they have the responsibility to send it to you.

If you hold shares registered in the name of a broker or other nominee you may generally only vote pursuant to the instructions given to you by your broker or other nominee, and, generally the nominee may only vote your shares as you direct, pursuant to the voting instructions given to you by the nominee. However, if the nominee has not timely received your directions, the nominee may vote only on matters for which it has discretionary voting authority.

Can the annual meeting be adjourned?

Any adjournment of the annual meeting may be made without notice, by approval of the holders of a majority of the shares of Fuel Systems’ common stock present in person or represented by proxy at the annual meeting, whether or not a quorum exists. In the event that a quorum is not present at the time the annual meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the annual meeting and the persons named in the enclosed proxy will vote all shares of common stock for which they have voting authority in favor of such adjournment.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named in the proxy will vote your shares for that other person.

What should I do if I receive more than one Notice of Internet Availability of Proxy Materials?

You may receive more than one Notice of Internet Availability of Proxy Materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability of Proxy Materials for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability. Please vote your shares applicable to each Notice of Internet Availability of Proxy Materials that you receive.

Where can I find the voting results of the annual meeting?

The Company will announce the voting results at the annual meeting and publish the results in a current report on Form 8-K to be filed within four business days of the annual meeting.

PROPOSALS SUBMITTED FOR STOCKHOLDERS VOTE

ITEM 1—ELECTION OF DIRECTORS

Fuel Systems’ Board of Directors oversees the business and other affairs of Fuel Systems and monitors the performance of management. In accordance with corporate governance principles, non-employee members of the Board do not involve themselves in the day-to-day operations of Fuel Systems. Board members keep themselves informed through discussions with the Chief Executive Officer, other key executives and the Company’s principal external advisors (such as legal counsel, independent public accountants and other consultants), by reading reports and other materials that are sent to them and by participating in Board meetings.

Board members are divided into three classes. The term of service for each class expires in a different year, with each director serving a term of three years and thereafter until a successor is duly elected and qualified. As of April 2, 2014, seven individuals were serving on the Board. Nonetheless, the proxy you give to the Company for the 2014 annual meeting cannot be voted for more than two directors.

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Joseph E. Pompeo, a current director of Fuel Systems, and Colin S. Johnston, a new nominee for Board membership, as directors to be elected at the 2014 annual meeting. Certain information regarding these nominees and each of the continuing directors is set forth below. If you elect them, Messrs. Pompeo and Johnston will hold office until the annual meeting in 2017, or until their respective successors have been duly elected and qualified. Each nominee has indicated that he will serve if elected and the Company knows of no reason why any of these nominees may be unable to serve as a director. If a nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out a complete term, or the Board increases the number of directors, the Board may fill the vacancy through a majority vote of those serving at that time.

The Board of Directors recommends a vote “FOR” the election of Messrs. Pompeo and Johnston.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of, and has been fixed by the Board at, seven members. Mr. Young, whose term would have expired at our annual meeting in 2015, resigned as a director effective December 31, 2013. On December 16, 2013, Anthony Harris was appointed to the Board, effective December 31, 2013, to fill the vacancy and unexpired term resulting from Mr. Young’s’ resignation. Mr. Harris’ initial term will expire at the annual meeting of stockholders to be held in 2015. Norman L. Bryan informed the Board that he will be retiring as a director effective upon the expiration of his term at the 2014 annual meeting of stockholders. The Board remains extremely grateful to Mr. Bryan for his more than twenty years of Board service and his recent outstanding contribution as lead director. The term of office for each director is three years and thereafter until his successor is duly elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

The following table sets forth information concerning the nominees and each of the continuing directors as of April 2, 2014 and Mr. Bryan who will be retiring from the Board at the 2014 annual meeting. Some background information on our officers and directors, and a brief explanation of the specific experience, attributes or skills that we considered at the time of their most recent nomination, follow.

Name	Age	Position
Mariano Costamagna	63	Chief Executive Officer and Director

Norman L. Bryan	72	Director, member of our Audit and Nominating and Corporate Governance Committees

Marco Di Toro	52	Director, member of our Nominating and Corporate Governance Committee

Joseph E. Pompeo	75	Director, member of our Audit and Nominating and Corporate Governance Committees

James W. Nall	65	Director, member of our Audit and Compensation Committees

Troy A. Clarke	58	Director, member of our Compensation and Nominating and Corporate Governance Committees
Anthony Harris	60	Director, member of our Audit and Compensation Committees

Colin S. Johnston	59	Director nominee

Mariano Costamagna, 63, has served as a director of Fuel Systems since June 2003. On January 1, 2005, he became the Company’s Chief Executive Officer. He is also the Managing Director and Chief Executive Officer of M.T.M., S.r.L., an Italian limited liability company founded by Mr. Costamagna and his family in 1977 and headquartered in Cherasco, Italy. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark, and Mr. Costamagna has served as MTM’s principal executive officer since it was incorporated. Mr. Costamagna became a director in connection with the Company’s acquisition of the initial 50% of the equity interest of BRC and later became the Company’s Chief Executive Officer in connection with the acquisition of the remaining 50% of BRC. Mr. Costamagna is the brother of Pier Antonio Costamagna, who was formerly the General Manager of MTM. Mr. Costamagna’s term as a director expires at our annual meeting in 2015. Mr. Costamagna’s over 30 years of experience in the alternative fuels industry and entrepreneurial skills were important factors contributing to his nomination as a director.

Norman L. Bryan, 72, has served as a director of Fuel Systems since November 1993. He is our Lead Director, Chair of our Nominating and Corporate Governance Committee, and a member of our Audit Committee. He has been a consultant since January 1995. Mr. Bryan was employed as the Senior Vice President of Sales and Marketing of EIT, Inc., an electric meter manufacturing company, from October 1998 to July 2002. Prior to retiring in 1994 from Pacific Gas and Electric Company, he was Vice President, Marketing from February 1993 until December 1994, and was Vice President, Clean Air Vehicles from February 1991 to February 1993. Mr. Bryan holds an M.S. degree in business from Stanford University and a B.S.M.E. degree in mechanical engineering from California State University in San Jose. Mr. Bryan is also an advisory board member of the Institute of Transportation Studies at the University of California, Davis. Mr. Bryan’s leadership experience in the electric and natural gas utility industry and knowledge of the natural gas vehicle market were important factors contributing to his nomination as a director. Mr. Bryan’s term will expire at the annual meeting.

Marco Di Toro, 52, has served as a director of Fuel Systems since April 1, 2005 and currently serves on our Nominating and Corporate Governance Committee. He has been a partner in the law firm of Grosso, de Rienzo, Riscossa e Associati in Turin, Italy since 1994. Mr. Di Toro holds a law degree from Università Cattolica del Sacro Cuore, Milan (Catholic University of Sacred Heart of Jesus, Milan). Mr. Di Toro’s term expires at our annual meeting in 2016. Mr. Di Toro’s knowledge of Italian and international business law were important factors contributing to his nomination as a director.

Joseph E. Pompeo, 75, has served as a director of Fuel Systems since December 2010 and currently serves on our Audit Committee and Nominating and Corporate Governance Committee. Mr. Pompeo is a Certified Public Accountant (Ret.) with significant experience in the accounting industry, including over 30 years of auditing experience at Arthur Andersen, LLP where he held the position of partner for 26 years. As Director of the International Business Practice of the New York metropolitan area, he assisted several non-US corporations with initial public offerings and listing on US stock exchanges. He also served in numerous technical and management roles, including partner in charge of the Accounting and Auditing Divisions in San Juan, Puerto Rico and managing partner of the New Jersey office. He has also served on various educational and philanthropic boards and on the Board of Directors of Aeroflex, Inc., a public company, where he served on the Audit, Compensation, and Nominating and Governance Committees. Mr. Pompeo’s term expires at this year’s annual meeting and has been nominated for re-election. Mr. Pompeo’s extensive accounting and auditing experience and management skills were important factors contributing to his nomination as a director.

James W. Nall, 65, has served as a director of Fuel Systems since May 2008 and currently serves as Chairman of our Audit Committee and as a member of our Compensation Committee. Mr. Nall is a Certified Public Accountant with significant experience in the accounting and finance industry. Mr. Nall is currently serving as a tax commissioner for the State of New Jersey, a position he has held since July 2005. Prior to Mr. Nall’s appointment as tax commissioner by the governor of New Jersey, he was executive vice president and chief financial officer of New Jersey-based Hudson United Bancorp, a multi-billion dollar financial institution listed on the New York Stock Exchange, from September 2003 until its sale to TD Banknorth Inc. in January 2006. Mr. Nall also served as a member of the board of directors and as chairman of the audit committee of Interaudi Bank, a $1 billion private bank based in New York, from April 2003 to April 2004. Mr. Nall’s experience also includes serving for more than eighteen years as a partner with Arthur Andersen LLP. Mr. Nall earned a Masters of Business Administration in professional accounting from Rutgers University. Mr. Nall’s term expires at our annual meeting in 2016. Mr. Nall’s public accounting skills and experience as a finance executive for public and private companies were important factors contributing to his nomination as a director.

Troy A. Clarke, 58, has served as director of Fuel Systems since December 2011 and currently serves on our Compensation and Nominating and Corporate Governance Committees. Mr. Clarke has 39 years of automotive industry experience and currently serves as President and Chief Executive Officer and as a director of Navistar International Corporation, a New York Stock Exchange-listed company. Prior to joining Navistar in 2010, Mr. Clarke held a variety of leadership positions at General Motors Company (GM) where he began his career in 1973, including: Group VP—President GM North America from 2006 to 2009; Group VP—President GM Asian Pacific from 2004 to 2006; Group VP—Manufacturing and Labor Relations from 2001 to 2004; Corporate VP—President GM Mexico from 1998 to 2001. Mr. Clarke holds a bachelor’s degree in mechanical engineering from the General Motors Institute and a master’s degree in business administration from the University of Michigan. Mr. Clarke’s term expires at our annual meeting in 2015. Mr. Clarke’s wide range of experience in international automotive Original Equipment Manufacturer (“OEM”) and marketing were important factors contributing to his nomination as a director.

Anthony Harris, 60, has served as director of Fuel Systems since December 2013 and currently serves on our Audit and Compensation Committees. Since 2006, Mr. Harris has served as president and CEO of Campbell/Harris Security Equipment Company (CSECO), a manufacturer of contraband, explosives, and “dirty bomb” detection equipment. Prior to its acquisition of CSECO he was vice president of marketing for Calpine Corporation since 2001, where he was responsible for brand management, marketing strategy development and execution, new product development, advertising and sales training. From 1997 to 1999, Mr. Harris was with PG&E Energy Services, where he served as vice president of National Account Services and Western Region sales. From 1992 to 1997 he was with Pacific Gas and Electric Company (PG&E) where he served as Director of Alternative Fuel Vehicles, Division Manager, Vice President of Marketing and Sales, and president of Standard Pacific Gas Line, Inc., respectively. Mr. Harris worked at Ford Motor Company as a Production Supervisor from 1979 to 1981, at Ford Aerospace and Communications Corporation as a Program Manager from 1981 to 1986, at Anaheim Lincoln Mercury as a General Manager from 1986 to 1987 and at Sonoma Ford Lincoln/Mercury as President & CEO from 1987 to 1992. Mr. Harris holds a BS in mechanical engineering from Purdue University and an MBA from the Harvard Graduate School of Business. He was named a Purdue Outstanding Mechanical Engineer in 1999, a Distinguished Engineering Alumnus in 2008 and awarded an honorary Doctor of Engineering degree from Purdue in 2013. Mr. Harris is a founder of the National Society of Black Engineers and currently serves as Chair of its National Advisory Board. Mr. Harris’ experience in the automotive, energy, and alternative fuels fields, as well as his success as a senior executive in operations, marketing, and business acquisition at both corporate and entrepreneurial companies, were important factors contributing to his nomination as a director.

Colin S. Johnston, 59, has been nominated by the Board of Directors to serve as a director of Fuel Systems. If elected by the shareholders, it is anticipated that Mr. Johnston would serve on the Company’s Audit Committee and Nominating and Corporate Governance Committee. Mr. Johnston is a UK CPA and registered statutory auditor in Italy. He has recently retired after 35 years in the international accounting profession, which includes 22 years as a partner in Arthur Andersen, then Deloitte & Touche in Italy. Mr. Johnston has extensive experience in auditing, accounting, financial reporting, internal control and governance for multinational corporations, primarily in the manufacturing sector (in the automotive, aerospace, consumer products and textile industries). He has worked extensively as lead client service partner for major public and private Italian groups, including foreign registrants with the SEC, as well as for Italian subsidiaries of US groups. Mr. Johnston’s extensive accounting and auditing experience and knowledge of the automotive industry were important factors contributing to his nomination as a director.

Independent Directors

The Board of Directors has determined that Messrs. Bryan, Di Toro, Pompeo, Nall, Clarke, Harris and Johnston are “independent” under NASDAQ rules. In making its determination of independence regarding Mr. DiToro, the Board also considered the work performed by the law firm of Grosso, de Rienzo, Riscossa, e Associati, where Mr. DiToro is a partner, in connection with various related parties of Mr. Costamagna, which amounted to approximately $170,000 for fees and expenses incurred in 2013.

Number of Meetings of the Board of Directors

The Board held 8 meetings during 2013. Directors are expected to attend Board meetings and meetings of committees for which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the Board held an aggregate of 28 meetings during the year. Each director attended all of the meetings of the Board, except Messrs. Clark, Di Toro, and Pompeo who attended 7 out of the 8 meetings. Each director attended all of the meetings of the Board committees for which he served as a director in 2013, except for Mr. Nall, who attended 3 out of the 4 meetings of the Compensation Committee. Mr. Harris, who was appointed on December 31, 2013, did not attend any of the meetings during 2013. We currently have a policy that requires all of our directors to attend our annual stockholder meeting, unless an emergency prevents them from doing so. All of our directors attended our 2013 annual meeting.

The Company requires our outside, independent directors to meet in executive sessions on a periodic basis without management present. The Company’s lead director presides at the executive sessions of outside directors.

Committees

Audit Committee. Current members of the Audit Committee are Mr. Nall (Chair), Mr. Bryan, Mr. Pompeo, and Mr. Harris. The Board of Directors has determined that Mr. Nall and Mr. Pompeo are Audit Committee Financial Experts within the current SEC rules. The Audit Committee reviews with the Company’s independent registered public accountants the scope, results and costs of the annual audit and the Company’s accounting policies and financial reporting. The Audit Committee met 19 times during 2013 as the Committee reviewed the Company’s international compliance program. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The members of the Audit Committee are “independent” under NASDAQ rules and meet the requirements in SEC rules.

Compensation Committee. Prior to December 31, 2013, the members of the Compensation Committee were Mr. Young (Chair), Mr. Nall, and Mr. Clarke. Following Mr. Young’s resignation, effective December 31, 2013, Mr. Clarke was appointed Chair and the Board added Mr. Harris to the Committee. The function of the Compensation Committee is to consider and approve executive compensation policies and compensation to be paid to the Company’s executive officers, as well as to consider and submit to the Board of Directors reports recommending non-employee director compensation. All of the members of the Compensation Committee are “independent” under all applicable NASDAQ rules. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The Compensation Committee met 4 times during 2013.

Nominating and Corporate Governance Committee. Current members of the Nominating and Corporate Governance Committee are Mr. Bryan (Chair), Mr. Di Toro, Mr. Pompeo, and Mr. Clarke. The Nominating and Corporate Governance Committee is responsible for recruiting and recommending candidates for membership on the Board of Directors. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The members of the Nominating and Corporate Governance Committee are “independent” under NASDAQ rules. The Nominating and Corporate Governance Committee met 5 times during 2013.

Board Leadership Structure and Oversight of Risk

Our Board of Directors is responsible for providing oversight of the affairs of the Company. Our Board of Directors has adopted Corporate Governance Principles, which outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, management succession and performance evaluations of the Board.

Our Board leadership structure currently consists of shared responsibility between a lead director and a Chief Executive Officer. Our Corporate Governance Principles provide that in the event there is a Chairman of the Board, the positions of Chairman and Chief Executive Officer are to be held by separate individuals. If there is no Chairman of the Board, the Corporate Governance Principles require that there be a lead director. The Company currently has no Chairman of the Board. Since January 1, 2005, Mariano Costamagna has served as the Chief Executive Officer of the Company. Norman L. Bryan has served as the lead director of the Board who, in accordance with the Corporate Governance Principles, meets the independence requirements of NASDAQ. The lead director, among other responsibilities, works with the Chief Executive Officer and the Board to prepare Board meeting agendas and schedules, acts as liaison to other independent members of the Board, and in conjunction with our Chief Executive Officer presides at Board meetings.

We believe that the current Board leadership structure is an appropriate structure for the Company and its stockholders at this time. The sharing of responsibilities between the Chief Executive Officer and the lead director allows, on the one hand, the Chief Executive Officer to focus his energy on strategy and management of the Company and its operating subsidiaries, and on the other hand, the Board to focus on oversight of strategic planning and risk management of the Company.

As explained above, our Board of Directors has three standing committees—the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Our Audit Committee is responsible for overseeing certain accounting related aspects of the Company’s risk management processes while our full Board of Directors focuses on overall risk management. The Audit Committee and the full Board of Directors focus on what they believe to be the most significant risks facing the Company and the Company’s general risk management strategy, and also attempt to ensure, together with the Chief Executive Officer, that risks undertaken by the Company are consistent with the Board’s appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities at the present time is an appropriate approach for addressing the risks facing our Company and that our Board leadership structure supports this approach. We can offer no assurance that this structure, or any other structure, will be effective in all circumstances.

Stockholder Communication with the Board

Stockholders may communicate concerns to any director, Board committee member or the entire Board by writing to the following address: Fuel Systems Solutions, Inc., 780 Third Avenue 25th Floor New York, NY 10017, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary will promptly forward all correspondence to the relevant director, committee member or the full Board as indicated in the correspondence.

Procedure for Stockholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee has no formal policy with respect to consideration of stockholder recommended director candidates but will consider various potential candidates for director that may come to the Committee’s attention through current Board members, professional search firms, stockholders and other persons. There have been no changes to this process. The Board of Directors believes it is appropriate not to establish a formal policy in light of the absence of any stockholder recommended director candidates in the past. Diversity is one of the factors that the Nominating and Corporate Governance Committee considers in identifying nominees for director. In selecting director nominees the Nominating and Corporate Governance Committee considers, among other factors, (1) the competencies and skills that the candidate possesses and the candidate’s areas of qualification and expertise that would enhance the composition of the Board, and (2) how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business. The Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees. The Nominating and Corporate Governance Committee has not established any minimum qualifications for directors, but identifies and evaluates each candidate on a case-by-case basis including an evaluation of business and professional background, history of leadership or contributions to other organizations, function skill set and expertise, general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment and other Board service. The Nominating and Corporate Governance Committee has, however, adopted Corporate Governance Principles, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The Nominating and Corporate Governance Committee adopted in March 2010 minimum stockholding requirements for directors: directors must hold 2,000 shares of Fuel Systems’ common stock within two years of adoption of the requirement or, with respect to newly elected directors, within two years of election to the Board.

Code of Business Conduct and Ethics

Our Code of Conduct applies to all directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. You can find a copy of our Code of Conduct on our website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. We will post any amendments to or waivers from the Code of Conduct on our website as may be required under applicable SEC and NASDAQ rules.

Director Compensation

From January 1, 2013 through the present, the payment structure was as follows for our independent directors:

•	$20,000 one-time restricted stock grant to new independent Board members vesting in three equal annual installments (subject to continued service as a director, other than due to death or disability);

•	$10,000 cash to each independent Board member as one-quarter of the annual director fee;

•	$30,000 annual restricted stock grant to each independent Board member as three-quarters of the annual director fee, granted at the annual meeting and vesting approximately one year thereafter (subject to continued service as a director, other than due to death or disability);

•	$20,000 cash to the Lead Director as an annual fee;

•	$10,000 cash to the Audit Committee Chairman as an annual fee;

•	$5,000 cash to the Compensation Committee Chairman as an annual fee;

•	$5,000 cash to the Nominating and Corporate Governance Committee Chairman as an annual fee;

•	$2,500 cash to Audit Committee members as an annual fee;

•	$7,000 cash to each non-employee director per Board meeting attended in person if the Board meeting is held in the director’s home country or $9,000 cash to each non-employee director for each Board meeting attended in person, if the meeting is not held in the director’s home country. The $7,000 and $9,000 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts;

•	$1,250 cash for each Board meeting attended telephonically;

•	$1,000 cash for all committee meetings attended in person by a non-employee Board member (if there is more than one meeting per day or per visit, the $1,000 covers all meetings). Committee meetings held during in person Board meetings are not subject to payment;

•	$1,000 cash per day for non-employee Directors when working or traveling on a specific assignment required by the Board, that is not part of a Board meeting;

•	$500 cash for all committee meetings attended telephonically per day by a non-employee Board member; and

•	$0 for informational or update calls.

In addition, the Board may award additional compensation for special services by the directors.

At this time, the Board has determined that all of our non-employee directors are also independent directors. In the event that new directors join our Board who are not employees but who do not qualify as independent, the Board may revisit this compensation structure as it applies to non-employee directors who are not independent.

The Compensation Committee approved (i) an increase in the annual director restricted stock grant to $50,000 commencing at the annual meeting, and (ii) the elimination of the new director grant for any director whose term begins after January 1, 2014.

Participation in the Deferred Compensation Plan

In addition, non-employee directors are eligible to participate in our deferred compensation plan pursuant to which they may elect to defer a portion of their fees, which are invested in various investment options, which may include units that track our Company’s common stock. Until the middle of 2009, the Company matched 50% of the participant’s contribution which was invested in our common stock fund subject to vesting provisions. The Company no longer matches participant’s contributions.

As of December 31, 2013, Mr. Bryan, Mr. Di Toro, and Mr. Nall were fully vested in the units purchased through the deferred compensation plan with Company matching funds.

2013 Director Compensation Table

The following table sets forth a summary of the compensation earned by our non-employee directors pursuant to our director compensation policy for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
Norman L. Bryan	$73,831	$30,000	$103,831
Marco Di Toro	50,248	30,000	80,248
James W. Nall	63,998	30,000	93,998
William J. Young	57,998	—	57,998
Joseph E. Pompeo	51,478	30,000	81,478
Troy A. Clarke	38,248	30,000	68,248
Anthony Harris	—	20,000	20,000

(1)	Each non-employee director received an annual restricted stock grant with a grant date fair value of $30,000 on the day of our 2013 annual stockholder meeting. All directors received this restricted stock grant on June 5, 2013 and all of the grants will vest in full on May 14, 2014. Mr. Young received the grant on the same date but he forfeited it upon his resignation effective December 31, 2013. Mr. Harris received his restricted stock grant after his appointment, on December 31, 2013 and it will vest annually over 3 years.
(2)	As of December 31, 2013, shares of unvested restricted stock outstanding were as follows: Mr. Bryan 1,902, Mr. Di Toro 1,902, Mr. Nall 1,902, Mr. Pompeo 1,902, Mr. Clarke 2,330, and Mr. Harris 1,442. See Note 13 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K filed on March 12, 2014 for a discussion of the calculation of the fair value of the restricted stock awards granted in 2013.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States.

The Audit Committee has:

•	reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2013 with management and with the independent registered public accountants;

•	discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. I AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning auditor independence, and has discussed the independence of the independent registered public accountants with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants. The Audit Committee serves an oversight role where it receives information from, consults with and provides its views and directions to management and the independent registered public accountants on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

April 15, 2014	The Audit Committee

James W. Nall, Chair
Norman L. Bryan
Joseph E. Pompeo
Anthony Harris

The foregoing report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

EXECUTIVE OFFICERS

The following table sets forth information as of April 2, 2014 concerning our executive officers. Some background information on our executive officers follows:

Name	Age	Position
Mariano Costamagna	63	Chief Executive Officer and Director

Pietro Bersani	46	Chief Financial Officer

Michael Helfand	54	Senior Vice President Finance and Chief Accounting Officer

Roberto Olivo	59	Global Operations and Supply Director

Pier Antonio Costamagna	61	General Manager of MTM (retired effective February 5, 2014)

Richard Nielsen	57	Executive Director of Industrial Sales and Marketing (resigned effective April 10, 2014)

Marco Seimandi	48	Executive Director of Automotive Sales and Marketing

Mariano Costamagna, 63, has served as a director of Fuel Systems since June 2003 and as Chief Executive Officer since January 1, 2005. His background is set forth above, in the table under the “Board Composition” section.

Pietro Bersani, 46, became Chief Financial Officer effective April 4, 2011. Mr. Bersani had rendered professional services as a consultant to MTM S.r.l. from January 2011 to March 2011. Previously, Mr. Bersani had served as an audit senior manager at Deloitte & Touche S.p.A., formerly Arthur Andersen S.p.A in Italy. Mr. Bersani is a Certified Public Accountant and member of the American Institute of Certified Public Accountants with significant experience in the accounting industry having rendered professional services ranging over audits of consolidated financial statements and reporting packages, comfort letters and Initial Public Offering (IPO) prospectuses, M&A due diligences, assessments of internal control systems, identification processes of key performance indicators, risk factors and risk controls, agreed-upon procedures, other regulatory and other attest services. Mr. Bersani is also a Certified Public Auditor and a Chartered Certified Accountant in Italy where he developed a significant knowledge of IAS/IFRS and developed a significant industry expertise in automotive components, transportation-airlines and train, technology media telecommunications, pharmaceutical/chemical, advertising, retail and pay-TV. From May 2007 to July 2009 Mr. Bersani also served in the responsible position of audit senior manager at Deloitte Touche Tohmatsu Services Inc., based in New York, to help improve the quality standards of the audit practice, develop the network audit methodology and audit approach, and to help implement a network risk management system for client acceptance and engagement risk assessment. Mr. Bersani earned a BA and MA in Business Economics from L. Bocconi University, Italy.

Michael Helfand, 54, became our Senior Vice President Finance and Chief Accounting Officer in May 2009. Prior to joining Fuel Systems, and beginning in 2003, Mr. Helfand was a finance and accounting consultant serving clients in matters related to SEC registration material preparation; Sarbanes-Oxley engagements; and financial review and systems development. From 2007 to 2008, he has served as the Interim Chief Financial Officer of Rothschild North America, Inc., a global investment bank. From 2006 to 2007, Mr. Helfand was the Executive Vice President of Finance and Interim CEO at WRC Media, Inc., a publishing company. Prior to consulting, he was Executive Vice President and CFO of Vestcom International, a NASDAQ company, from 1999 to 2003 and of World Color Press, a New York Stock Exchange company, in 1998. In addition, Mr. Helfand held various roles of increasing responsibility including Vice President and Assistant Controller at ABC, Inc., a division of the Walt Disney Company.

Roberto Olivo, 59, became Executive Director of Operations and Supply effective August 1, 2012. Mr. Olivo had been serving as Co-President of Fuel Systems and Head of BRC Operations with primary responsibility for Europe since April 4, 2011 and as Chief Operational Officer since January 1, 2009. Previously, Mr. Olivo had been serving as general manager of IMPCO since September 2007, a role which Mr. Olivo had been serving as acting general manager of IMPCO since May 2007. Prior to working for IMPCO, and beginning in 2000, Mr. Olivo was an independent management consultant specializing in the automotive industry. In this capacity, he worked on several projects for Fuel Systems’ BRC subsidiary as well as clients such as Fiat, Ferrari Maserati Group and Daimler Chrysler. His professional career also includes extensive experience within the broader transportation and industrial sectors. He earned a Bachelor of Science degree in electrical engineering from Politecnico di Torino, Italy, and is proficient or fluent in Italian, English, German, French, Dutch/Flemish and Spanish.

Pier Antonio Costamagna, 61, became General Manager of MTM S.r.L., a wholly owned subsidiary of the Company, effective August 1, 2012. Previously, Mr. Costamagna had been serving as the Director of Mechanical Engineering of MTM since its formation in 1977. Mr. Costamagna also served as Managing Director of BRC, one of our wholly owned subsidiaries, since the Company was established in 2001. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s principal executive officer since that time. Mr. Costamagna is the brother of Mariano Costamagna, the Chief Executive Officer of Fuel Systems. Mr. Pier Antonio Costamagna retired as an executive officer of the Company and as General Manager of MTM S.r.L. effective February 5, 2014.

Richard Nielsen, 57, became Executive Director of Industrial Sales and Marketing effective August 1, 2012. He originally joined IMPCO in 1998, and has served in various roles of increasing responsibility, most recently as Executive Vice President Sales and Marketing of IMPCO since October 17, 2011, and as Director of Sales and Marketing and then General Manager since January 1, 2009. Prior to working for IMPCO, Mr. Nielsen worked in various sales, marketing and training positions within Superior Propane, Canada’s largest propane wholesaler and retailer. Mr. Nielsen began his automotive career at Advanced Automotive, one of Canada’s leading automotive conversion facilities. Mr. Nielsen resigned as Executive Director of Industrial Sales and Marketing.

Marco Seimandi, 48, became Executive Director of Automotive Sales and Marketing effective August 1, 2012. Previously, Mr. Seimandi had been serving as Marketing Director of MTM. He joined MTM in 1996 as Commercial Manager after his previous experience as Regional Commercial Manager of the French automotive component group Valeo. Mr. Seimandi has a PhD in aircraft engineering at Turin Polytechnic in Italy and a specialization in business administration from CEDEP/INSEAD Institute at Fontainebleau in France.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our common stock as of January 31, 2014, except as otherwise noted, as to:

•	Each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock;

•	Our Named Executive Officers;

•	Each of our directors and director nominees; and

•	All our directors and executive officers as a group.

Except as otherwise indicated, all of the shares indicated in the table are shares of Fuel Systems’ common stock and each beneficial owner has sole voting and investment power with respect to the shares set forth opposite his or its name. For the purposes of calculating percentage ownership as of January 31, 2014, 20,104,009 shares were issued and 20,096,010 shares were outstanding, and, for any individual who beneficially owns shares of restricted stock that will vest or shares represented by options that are or will become exercisable within 60 days following January 31, 2014, those shares are treated as if outstanding for that person, but not for any other person. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Fuel Systems Solutions, Inc., 780 Third Avenue, 25th Floor, New York, NY 10017.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percentage
5% Stockholders:
Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust	2,671,684	(1)	13.3%
Directors, Director Nominees and Executive Officers:
Pietro Bersani	3,000	(2)	*
Norman L. Bryan	8,851	(3)	*
Mariano Costamagna	3,228,774	(4)(5)	16.1%
Pier Antonio Costamagna	3,228,744	(5)(6)	16.1%
Marco Di Toro	4,483	(7)	*
Michael Helfand	2,000	(8)	*
James Nall	6,030	(9)	*
Richard Nielsen	1,500	(10)	*
Roberto Olivo	7,172	(11)	*
Joseph Pompeo	3,818	(12)	*
Marco Seimandi	5,840	(13)	*
Anthony Harris	0	(14)	*
Troy A. Clarke	2,768	(15)	*
Colin S. Johnston	0	(16)	*
All executive officers and directors as a group (11 persons)	3,272,736	(17)	16.3%

*	Indicates ownership of less than 1% of the Company’s common stock.
(1)	Based on a Schedule 13G Information Statement filed February 13, 2014 by Kevin Douglas, Michelle Douglas, James E. Douglas, III, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust. The Schedule 13G discloses that Kevin Douglas and his wife, Michelle Douglas, hold 1,056,671 shares jointly and directly. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 901,758 shares. The Schedule 13G also discloses that Kevin Douglas has dispositive power with respect to 264,167 shares held by James E. Douglas, III and 449,088 shares held by the Douglas Family Trust, in addition to the shares previously listed. The principal business office of the Filers is located at 125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA 94939.
(2)	Includes 3,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2014. Does not include 9,940 shares of unvested options held by Mr. Bersani.

(3)	Does not include 1,902 shares of unvested restricted stock held by Mr. Bryan, as well as 3,506 shares invested in the Company’s deferred compensation plan in Mr. Bryan’s name. Mr. Bryan will be retiring as a director effective upon the expiration of his term at the 2014 annual meeting.
(4)	Includes 1,594,589 shares held by Pier Antonio Costamagna and his wife, to which he disclaims beneficial ownership.
(5)	Pier Antonio Costamagna, former General Manager of MTM, is the brother of Mariano Costamagna, Chief Executive Officer and director. Mr. Pier Antonio Costamagna retired as an executive officer of the Company and as General Manager of MTM S.r.L., effective February 5, 2014.
(6)	Includes 10,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2014, and 1,634,185 shares held by Mariano Costamagna and his wife, to which he disclaims beneficial ownership.
(7)	Does not include 1,902 shares of unvested restricted stock held by Mr. Di Toro, as well as 1,547 shares invested in the Company’s deferred compensation plan in Mr. Di Toro’s name.
(8)	Includes 2,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2014. Does not include 6,590 shares of unvested options held by Mr. Helfand.
(9)	Does not include 1,902 shares of unvested restricted stock held by Mr. Nall, as well as 933 shares invested in the Company’s deferred compensation plan in Mr. Nall’s name.
(10)	Includes 1,500 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2014. Does not include 9,940 shares of unvested options held by Mr. Nielsen. Mr. Nielsen resigned as Executive Director of Industrial Sales and Marketing.
(11)	Includes 4,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2014, and includes 1,000 shares owned by Mr. Olivo’s wife. Does not include 13,500 shares of unvested options held by Mr. Olivo.
(12)	Does not include 1,902 shares of unvested restricted stock held by Mr. Pompeo.
(13)	Includes 4,500 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2014. Does not include 6,750 shares of unvested options held by Mr. Seimandi.
(14)	Does not include 1,442 shares of unvested restricted stock held by Mr. Harris.
(15)	Does not include 2,330 shares of unvested restricted stock held by Mr. Clarke.
(16)	Mr. Johnston is a new director nominee to be elected at the May 2014 annual meeting.
(17)	Includes an aggregate of 25,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Fuel Systems’ common stock. Executive officers, directors and owners of greater than 10% of our stock are required by SEC regulations to furnish copies of all Section 16(a) reports they file. Based solely upon a review of the filings furnished pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 or advice that no filings were required, all filing requirements of Section 16(a) were timely complied with during the year ended December 31, 2013, with the exception of one transaction for sale of stock by Mr. Mariano Costamagna, which was reported one day late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss certain aspects of our compensation policies as they apply to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly-compensated executive officers, each of whom served during fiscal 2013. We refer to these five individuals throughout as the “Named Executive Officers.” Our discussion and the following tabular disclosure focus on compensation and policies relating to the year ended December 31, 2013.

Operation of the Compensation Committee

The Compensation Committee is appointed by the Board of Directors to approve and evaluate all of the Company’s compensation programs, policies and plans, as they affect the executive officers. During 2013, the Compensation Committee consisted of three outside, non-employee directors who were considered to be independent under the Nasdaq Marketplace Rules. The Compensation Committee held four meetings in 2013, most of which included “executive sessions” where members of management were not present. Prior to December 31, 2013, the members of the Compensation Committee were Messrs. Young, Nall and Clarke, with Mr. Young being the Chairman. Following Mr. Young’s resignation, effective December 31, 2013, the current members of the Compensation Committee are Messrs. Clarke, Nall, and Harris, with Mr. Clarke being the Chairman.

The Compensation Committee is directly responsible for the evaluation of the performance of the Chief Executive Officer, or CEO, and the associated adjustments to the elements of his compensation package, as discussed in more detail below.

With respect to the executive officers, the Compensation Committee receives compensation recommendations from the CEO and approves or modifies them in the exercise of its judgment based on the Board’s interactions with the Named Executive Officers. Ultimately, the Compensation Committee has full discretion to make compensation decisions for our executive officers, bound only by the Company’s pre-existing contractual obligations.

Compensation Philosophy

Our compensation policies are designed to reward management based on our financial results and therefore take into account our operating results and expectations for continued growth. Overall, we seek to provide compensation packages that allow us to retain key executives, while being tailored to the unique characteristics of our Company.

We wish to reinforce the importance of the Company’s revenue growth, as well as its profitability, in our compensation structure. To that end, we established our Incentive Bonus Plan, which enables our executives to share in the Company’s financial success. Under our Incentive Bonus Plan, a bonus pool may be established using Company performance criteria including operating profits and revenue. In addition, we value the concept of rewarding all employees, and not just our executives, for the Company’s successes. Implementing these priorities, our Incentive Bonus Plan includes bonuses to be awarded to any employee at any of our worldwide locations from the bonus pool.

We have also established the 2009 Restricted Stock Plan, the 2011 Stock Option Plan and the 2011 Phantom Stock Option Plan to grant awards with multi-year vesting schedules, thereby promoting retention and also with the goal of further aligning the interests of our executives and our stockholders. These Plans are used to reward our executives and key employees.

We believe our incentive compensation philosophy should be shaped to motivate our executives to achieve Company goals and to align their interests with those of our stockholders.

Engagement of a Compensation Consultant

The Compensation Committee has the authority and access to the funds to engage outside compensation consultants to analyze compensation issues. In 2013, the Compensation Committee retained the services of Vivient Consulting for purposes of evaluating director compensation. The Compensation Committee does not currently use the services of a compensation consultant for purposes of executive compensation and did not retain such services in 2013. The Compensation Committee assessed the independence of Vivient Consulting and determined that its work for the Committee has not raised any conflict of interest.

The Compensation Committee believes that compensation decisions require judgment and should reflect individual circumstances and market pay levels and trends.

Risk Policy Framework

In addition to the general risk policy framework previously discussed, we believe that our executive and employee incentive compensation does not encourage, and thereby limits, unnecessary and excessive risk taking by executives and employees. All incentive compensation of executive officers is fully subject to Compensation Committee discretion and all other employee incentive compensation is fully subject to either management or Compensation Committee discretion. As further described herein, the Compensation Committee reviews and approves all incentive compensation of executive officers. Our cash Incentive Bonus Plan is primarily a formula driven plan with certain individual targets in which all employees participate.

Elements of Compensation

Compensation for each executive officer for 2013 consisted of a base salary, the opportunity to receive annual incentive compensation in the form of cash under our Incentive Bonus Plan, the opportunity to receive an additional cash bonus at the discretion of the Compensation Committee, and assorted other benefits and perquisites. We provide a base salary and benefits package that management and the Compensation Committee believe is consistent with market practice which allows us to retain key executives and employees.

The opportunity to receive incentive compensation under our Incentive Bonus Plan in 2013 focuses our executive officers on short-term performance and provides them with an immediate reward, while the 2011 Stock Option Plan and the 2011 Phantom Stock Option Plan provide the Compensation Committee the flexibility to grant long-term incentives designed to encourage the achievement of corporate goals and the growth of stockholder value over the longer term, as well as to promote retention. We have not established minimum stock ownership guidelines for our executive officers or adopted a policy requiring them to retain their Fuel Systems’ stock for any period of time.

Base Salary

The Compensation Committee has the authority to set the CEO’s compensation.

In March 2013, the Compensation Committee raised Mr. Costamagna’s base salary to $150,800 paid in U.S. Dollars plus €371,908 paid in Euros, effective May 1, 2013, along with increases for our other Named Executive Officers. Mr. Costamagna is also eligible for consideration for an annual bonus under the Company’s Incentive Bonus Plan, and is eligible to participate in other general employee benefits the Company maintains for its employees. Our CEO annually reviews the performance of our other Named Executive Officers and subsequently presents conclusions and recommendations regarding these officers, including proposed salary adjustments, to the Compensation Committee. The Committee makes the final decision regarding any adjustments or awards. The review of performance by the Committee and the CEO of other executive officers is a subjective assessment of each executive’s contribution to Company or division performance, leadership qualities, strengths and weaknesses and the individual’s performance relative to goals set by Mariano Costamagna and the Compensation Committee. The Compensation Committee and the CEO do not systematically assign a weight to the factors they consider, and may, in their discretion, consider or disregard any one factor that is important to or irrelevant for a particular executive.

In March 2013, the Compensation Committee approved increases in base compensation for the following Named Executive Officers effective May 1, 2013: Pier Antonio Costamagna, $16,000; Pietro Bersani, $14,000; Roberto Olivo, $11,000; Richard Nielsen, $11,000. (The portions of base compensation payable in Euros for Messrs. Pier Antonio Costamagna and Olivo were converted at the foreign exchange rate on May 1, 2013.) The Compensation Committee approved these increases in order to provide competitive base salary to our executives.

Incentive Bonus Plan

Our Incentive Bonus Plan is administered by the Compensation Committee, which has final decision-making authority over its implementation. Executive employees, including our Named Executive Officers, participate in our Incentive Bonus Plan as do all other employees. The plan provides us with the framework to grant cash incentive compensation to eligible employees.

All employees of the Company and its subsidiaries worldwide are eligible to participate in our Incentive Bonus Plan if they have been employed for at least the final six months of the applicable year and if they are employed by the Company or any of its subsidiaries on the date that awards are given. None of the Company’s employees (including the Named Executive Officers) are guaranteed incentive compensation. An eligible employee will only receive his or her incentive compensation from the pool for the year and, if applicable, if that employee has successfully met his or her individual performance goals for that year. We believe our Incentive Bonus Plan enhances the Company’s compensation structure and strategy and encourage results-oriented actions on the part of all employees throughout the Company.

After the end of each year, the formula approved by the Compensation Committee no later than the first quarter of the year determines the size of the incentive compensation pool for distribution to all eligible employees. The awards are distributed out of this pool to all eligible employees. Incentive compensation under the Incentive Bonus Plan is paid in cash.

Incentive compensation pools under our Incentive Bonus Plan were established for the FSS Automotive division and the FSS Industrial division in March 2013. For 2013, the pool for each division consisted of 0.2% of revenues for FSS Industrial and 0.1% for FSS Automotive, 0.8% of operating income and 1.5% of net income of both divisions. Employees of Fuel Systems, generally our US based accounting and finance staff, may be considered as part of either the FSS Automotive or FSS Industrial division, as determined by the Compensation Committee. The incentive compensation pool first is divided among reporting levels at each division. An individual employee’s incentive compensation award is determined upon the employee’s relative membership in his or her reporting level (based upon the percentage of his or her salary to the total salaries included in the employee’s reporting level).

Our Incentive Bonus Plan provides that more senior employees, including the Named Executive Officers, can earn a percentage of the bonus allocation to them based on the achievement of levels of performance against target. The awards range from 20%, 50% to 100% of the base incentive compensation award. Discretionary bonuses outside our Incentive Bonus Plan are available subject to approval of the Compensation Committee.

For 2013, the Board of Directors decided that the nine members of the Company’s Operating Management Executive Committee, which includes the Named Executive Officers, would be paid amounts out of the bonus pool determined by revenue and operating income achieved under the Incentive Bonus Plan only if the Company’s financial performance also met the achievement of targeted EBITDA of $26.6 million, which was not achieved.

Based on the financial matrix for 2013 approved in March 2013 by the Compensation Committee, the Committee in March 2014 approved the amount of individual awards in conjunction with the CEO’s calculation of the incentive compensation pool and target achievements. The incentive compensation pool was divided among the executive officers generally in proportion to the relative base salaries of those executive officers. The CEO’s incentive compensation was determined without the CEO present for voting or discussion. The CEO may not be present during voting or deliberations regarding his compensation.

Awards made under the Incentive Bonus Plan for 2013 are reported in Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” on page 24.

Additional Cash Bonus Compensation

Discretionary bonuses, in addition to the bonuses under the Incentive Bonus Plan described above, are available based upon the approval of the Compensation Committee. The Compensation Committee looks to the recommendation of the CEO, except with respect to his own bonus. For 2013, discretionary bonuses in the amount of approximately $120,000 were awarded by the Compensation Committee to members of the Company’s Operating Management Executive Committee split among the members generally in accordance with their salaries. The Committee made this award as a reflection of the service of these individuals on the Company’s Operating Management Executive Committee.

Equity Compensation

2009 Restricted Stock Plan

The purpose of the 2009 Restricted Stock Plan is to promote the long-term growth and profitability of Fuel Systems Solutions, Inc. by (i) providing all non-employee directors and eligible employees of the Company and its subsidiaries with incentives to maximize stockholder value and otherwise provide outstanding performance and (ii) enabling the Company to attract, retain and reward the best available employees.

The 2009 Restricted Stock Plan provides that eligible employees and non-employee directors may be granted restricted stock awards. All awards to be granted under the Restricted Stock Plan are awards relating to shares of the Company’s common stock. In addition, awards may be granted under the Restricted Stock Plan in payment of performance awards made to eligible employees pursuant to the Company’s Incentive Bonus Plan. No portion of the annual incentive compensation for 2013 was paid in the form of restricted stock.

2011 Stock Option Plan and 2011 Phantom Stock Option Plan

On December 14, 2011, the Board of Directors adopted the 2011 Stock Option Plan and the 2011 Phantom Stock Option Plan which were subsequently approved by the shareholders on May 23, 2012. Awards under the plans are designed to promote retention, with multi-year vesting schedules, and to promote the creation of long-term value for stockholders by aligning the interests of stockholders and participants.

The 2011 Stock Option Plan includes shares available for issuance in the form of incentive and nonqualified stock options to certain executives and key employees of the Company and its subsidiaries who are employed in the United States.

In addition, on December 14, 2011, the Board adopted the 2011 Phantom Stock Option Plan, which was subsequently approved by the shareholders on May 23, 2012. The 2011 Phantom Stock Option Plan provides for the issuance of cash-settled phantom stock options (“PSOs”) to certain executives and key employees of the Company and its subsidiaries who are employed outside the United States. A PSO represents the right to receive a cash payment equal to the positive difference in value between the exercise price established on the date of grant in U.S. dollars and the fair market value of a share of Company common stock on the date of exercise in U.S. dollars, converted to local currency at the conversion rate prevailing on the date of exercise. Pursuant to the terms of the 2011 Phantom Stock Option Plan, all PSOs must be settled in cash, and no shares of Company common stock will be issued under the 2011 Phantom Stock Option Plan.

The term of a stock option or PSO may not exceed ten years, and in no event will the exercise price of a PSO be less than the fair market value of the Company’s common stock on the grant date. Other terms including conditions to vesting and exercise and forfeiture provisions will be detailed in a grant agreement.

On May 1, 2013, the Compensation Committee approved the incentive stock option and PSO grants to the Named Executive Officers as reported below in the Grants of Plan-Based Awards Table.

Other Benefits and Perquisites

We provide broad-based benefits and perquisites for our employees and their dependents, portions of which are paid for by the employee. Benefits include, among other things, life insurance, health insurance, dental insurance, vision insurance, 401(k) participation, dependent and healthcare reimbursement accounts, vacation time and holidays. The employee benefits for our Named Executive Officers are generally the same as those provided for our other salaried employees.

We maintain a retirement savings plan, or a 401(k) plan, for the benefit of our eligible employees, those who are at least 21 years old and paid from the United States. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. Our matching employee contributions are discretionary up to a limit of 100% of the first 3% of compensation contributed by employees each pay period. The Company suspended the 401(k) match in 2009, and subsequently restored it in 2011. An employee’s interests in his or her deferrals are 100% vested when contributed. After two years of employment, the participant is 25% vested in the employer’s matching contributions. Each year thereafter, an additional 25% of the employer’s matching contributions vests, resulting in full vesting after five years of employment. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deducible by us when made.

We do provide some perquisites as additional benefits that are convenient for our executive officers when faced with the demands of their positions.

Tax Issues

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits amounts that can be deducted for compensation paid to certain executives to $1.0 million unless certain requirements are met. No executive officer receives compensation in excess of $1.0 million, and therefore, all compensation amounts are deductible at present. The Compensation Committee will continue to monitor the applicability of Section 162(m) to our compensation program.

Compensation upon Termination

None of our Named Executive Officers have specific severance arrangements for themselves. The Compensation Committee has on occasion determined to provide severance to departing executives. For information regarding treatment of outstanding equity awards and entitlement to incentive compensation upon termination and change in control events, see below under “Potential Payments Upon Termination or Change in Control.”

Say-on-Pay Results

Last year, approximately 98% of the votes cast at our 2013 annual meeting of stockholders, excluding abstentions and broker non-votes, voted on an advisory basis to approve our executive compensation program for fiscal year 2012. The Compensation Committee reviewed the outcome of this advisory vote and believes that the level of stockholder support reflects favorably on our executive compensation program and reaffirms our current executive compensation structure. Accordingly, the design of our 2013 executive compensation is largely unchanged from 2012. We encourage our stockholders to once again approve the non-binding advisory vote on our executive compensation program.

Conclusion

Our compensation policies are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance. We will continue to monitor these policies to gauge whether they are meeting our expectations and are willing to change them as necessary to accomplish our goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with the management of the Company and, based on the review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Troy A. Clarke, Chairman
James W. Nall
Anthony Harris

The foregoing report of the Compensation Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any documents so filed.

Compensation Committee Interlocks and Insider Participation

Messrs. Nall, Young, and Clarke served as members of the Compensation Committee in 2013, with Mr. Young resigning effective December 31, 2013. Prior to December 31, 2013, the members of the Compensation Committee were Mr. Young (Chair), Mr. Nall, and Mr. Clarke. Following Mr. Young’s resignation, effective December 31, 2013, the current members of the Compensation Committee are Mr. Clarke (Chair), Mr. Nall, and Mr. Harris. Anthony Harris was elected by the Board as Director and member of the Compensation Committee effective December 31, 2013. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors who serve as executive officers of such entities.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($) (10)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Mariano Costamagna (Chief Executive Officer and Director) (7)	2013	$632,562	$34,600	$—	$—	$1,948	(2)	$669,110
	2012	604,879	—	—	51,735	1,906	(2)	658,519
	2011	611,454	—	—	66,450	1,840	(2)	679,744

Pietro Bersani (Chief Financial Officer) (8)	2013	$349,049	$17,500	$55,216	$—	$7,476	(3)	$429,241
	2012	332,500	—	80,025	29,091	3,596	(3)	445,212
	2011	232,500	—	—	25,267	1,678	(3)	259,445

Roberto Olivo (Executive Director of Operations and Supply, former Co-President and Head of BRC Operations) (7)	2013	$301,796	$17,000	$76,125	$—	$21,272	(4)	$416,194
	2012	283,225	—	106,700	27,302	19,751	(4)	436,978
	2011	264,361	—	—	29,982	19,445	(4)	313,788

Pier Antonio Costamagna (General Manager of MTM, former Director of Mechanical Engineering of MTM) (7)	2013	$421,352	$13,519	$—	$—	$1,355	(5)	$436,226
	2012	397,428	—	—	30,194	1,312	(5)	428,934
	2011	417,720	—	—	17,108	1,246	(5)	436,692

Richard Nielsen (Executive Director of Industrial Sales and Marketing, former General Manager of IMPCO) (9)	2013	$324,876	$—	$55,216	$—	$8,247	(6)	$388,338
	2012	310,999	—	80,025	10,880	7,871	(6)	409,775
	2011	290,000	—	—	10,511	12,387	(6)	312,898

(1)	The fair value of stock option and phantom stock option grants is computed in accordance with FASB ASC 718. See Note 13 of the notes to the consolidated financial statements included within the Annual Report on Form 10-K for a discussion of the calculation of the fair value of these awards.
(2)	For 2013, 2012, and 2011 these amounts represent life insurance premiums paid by the Company.
(3)	Of this amount for 2013, $159 represents life insurance premiums paid by the Company and $7,317 represents 401(k) plan matching contributions. Of this amount for 2012, $18 represents life insurance premiums paid by the Company and $3,578 represents 401(k) plan matching contributions. Of this amount for 2011, $9 represents life insurance premiums paid by the Company and $1,669 represents 401(k) plan matching contributions.
(4)	Of this amount for 2013, $2,564 represents life insurance premiums paid by the Company, $3,000 represents 401(k) plan matching contributions, and $15,708 represents Company match on deferred severance compensation, in accordance with the Italian TFR legislation. Of this amount for 2012, $2,332 represents life insurance premiums paid by the Company, $2,792 represents 401(k) plan matching contributions, and $14,627 represents Company match on deferred severance compensation, in accordance with the Italian TFR legislation. Of this amount for 2011, $2,223 represents life insurance premiums paid by the Company, $1,385 represents 401(k) plan matching contributions, and $15,837 represents Company match on deferred severance compensation, in accordance with the Italian TFR legislation.
(5)	For 2013, 2012, and 2011 these amounts represent life insurance premiums paid by the Company.
(6)	Of this amount for 2013, $625 represents life insurance premiums paid by the Company and $7,622 represents 401(k) plan matching contributions. Of this amount for 2012, $387 represents life insurance premiums paid by the Company and $7,484 represents 401(k) plan matching contributions. Of this amount for 2011, $387 represents life insurance premiums paid by the Company and $12,000 represents an automobile allowance.
(7)

Messrs. Mariano Costamagna and Roberto Olivo each receive a portion of their compensation in US Dollars, and a portion in Euros. Mr. Pier Antonio Costamagna, who retired as an executive officer of the Company and as General Manager of MTM S.r.L., effective February 5, 2014, received his salary entirely in Euros. Mr. Mariano Costamagna’s Euros salary was increased by $18,752 (Euro 14,304) effective May 1, 2013. Mr. Mariano Costamagna’s US Dollars salary was increased by $5,800 effective May 1, 2013. Mr. Roberto Olivo’s Euros salary was increased by $7,753 (Euro 5,914) effective May 1, 2013. Mr. Roberto Olivo’s US Dollars salary was increased by $2,800 effective May 1, 2013. Mr. Pier Antonio Costamagna salary’s was increased by $16,207 (Euro 12,362) effective May 1, 2013. Amounts in Euros have been converted to US Dollars based on the exchange rate on May 1, 2013 (which is the day salary increases were effective).
(8)	Mr. Pietro Bersani’s salary was increased by $13,600 effective May 1, 2013.
(9)	Mr. Richard Nielsen’s salary was increased by $10,998 effective May 1, 2013. Mr. Nielsen resigned as Executive Director of Industrial Sales and Marketing.
(10)	Amounts represent a bonus paid to the executive committee members. Amounts for Messrs. Mariano Costamagna, Pier Antonio Costamagna, and Roberto Olivo were awarded in Euros and have been converted to US Dollars based on the exchange rate on December 6, 2013, the day they were awarded.

Grants of Plan-Based Awards Table

The following table summarizes the grants of plan-based awards to our Named Executive Officers during 2013:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards (2)

Mariano Costamagna	—	—	—	—

Pietro Bersani	5/1/2013	5,440	$15.06	$55,216

Roberto Olivo	5/1/2013	7,500	$15.06	$76,125

Pier Antonio Costamagna	—	—	—	—

Richard Nielsen	5/1/2013	5,440	$15.06	$55,216

(1)	Represent stock option awards granted under our 2011 Stock Option Plan and, in the case of Mr. Olivo, phantom stock option awards granted under our 2011 Phantom Stock Option Plan.
(2)	Fair value is based on quoted market price of the Company’s stock on the grant dates. Fair value is computed in accordance with FASB ASC 718. See Note 13 of the notes to the consolidated financial statements included within the Annual Report on Form 10-K for a discussion of the calculation of the fair value of these awards.

Outstanding Equity Awards at Fiscal Year End 2013

The following table provides a summary of stock option, phantom stock option and unvested restricted stock awards held by the Named Executive Officers that were outstanding as of December 31, 2013.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Share of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
	Exercisable		Unexercisable		($/sh)	Date	(#)	($)
Mariano Costamagna	—		—		—	—	—	—
Roberto Olivo	—	(1)	7,500	(1)	15.06	5/1/2023	—	—
	4,000	(2)	6,000	(2)	15.97	12/15/2021	—	—
Pietro Bersani	—	(3)	5,440	(3)	15.06	5/1/2023	—	—
	3,000	(4)	4,500	(4)	15.97	12/15/2021	—	—
Pier Antonio Costamagna	10,000		—		11.40	5/17/2014	—	—

Richard Nielsen	—	(5)	5,440	(5)	15.06	5/1/2023
	1,500	(6)	4,500	(6)	15.97	12/15/2021	—	—

(1)	Represent phantom stock options subject to vesting, awarded under the 2011 Phantom Stock Option Plan. The unvested awards vest over time as follows: 1500 at 5/1/2014, 1500 at 5/1/2015, 1500 at 5/1/2016, 1500 at 5/1/2017, and 1500 at 5/1/2018.
(2)	Represent phantom stock options subject to vesting, awarded under the 2011 Phantom Stock Option Plan. The unvested awards vest over time as follows: 2000 at 12/31/2014, 2000 at 12/31/2015, and 2000 at 12/31/2016.
(3)	Represent stock options subject to vesting, awarded under the 2011 Stock Option Plan. The unvested awards vest over time as follows: 1088 at 5/1/2014, 1088 at 5/1/2015, 1088 at 5/1/2016, 1088 at 5/1/2017, and 1088 at 5/1/2018.
(4)	Represent stock options subject to vesting, awarded under the 2011 Stock Option Plan. The unvested awards vest over time as follows: 1500 at 12/31/2014, 1500 at 12/31/2015, and 1500 at 12/31/2016.
(5)	Represent stock options subject to vesting, awarded under the 2011 Stock Option Plan. The unvested awards vest over time as follows: 1088 at 5/1/2014, 1088 at 5/1/2015, 1088 at 5/1/2016, 1088 at 5/1/2017, and 1088 at 5/1/2018.
(6)	Represent stock options subject to vesting, awarded under the 2011 Stock Option Plan. The unvested awards vest over time as follows: 1500 at 12/31/2014, 1500 at 12/31/2015, and 1500 at 12/31/2016.

Option Exercises and Stock Vested in 2013

There was no vesting of shares of restricted stock held by the Named Executive Officers during 2013.

The following table shows options exercised during 2013 by the Named Executive Officers:

	Stock Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mariano Costamagna	15,000	$87,930
Pietro Bersani	—	—
Roberto Olivo	—	—
Pier Antonio Costamagna	10,000	$95,900
Richard Nielsen	1,500	$7,065

Pension Benefits

We do not have any pension plans.

Nonqualified Deferred Compensation in 2013

Our Named Executive Officers are eligible to participate in our deferred compensation plan. However, none of the Named Executive Officers elected to participate in this plan in 2013 or earlier. Accordingly, none of the Named Executive Officers withdrew any funds or received a distribution of any funds from the plan in 2013.

Potential Payments upon Termination or Change in Control

None of our Named Executive Officers have specific severance arrangements. The Compensation Committee has on occasion determined to provide severance to departing executives.

Treatment of Incentive Compensation. No employee is eligible to receive an incentive compensation award (in cash or restricted stock) if he or she is not employed by the Company on the date the awards are made. Therefore, even if one of our Named Executive Officers was eligible in all other respects to receive incentive compensation (for example, he worked for a profitable division, he met his personal performance goals and was employed by the Company or one of its subsidiaries for at least the final six months of the fiscal year), he would not be entitled to any award unless he continued to be employed by the Company on the award grant date.

If any employee who has received a restricted stock award under our plans leaves the Company for any reason, his or her restricted stock that remains unvested on the date of termination is forfeited.

Treatment of Stock Option Awards. Pursuant to the terms of the underlying grant agreements, outstanding, unvested stock options and phantom stock options are forfeited upon termination of employment for any reason. Upon a merger or sale of all or substantially all of the Company’s assets, any then outstanding, unvested stock options become fully vested. As of December 31, 2013, all Named Executive Officers have outstanding stock options, except Mr. Mariano Costamagna. All stock options held by Mr. Pier Antonio Costamagna were fully vested as of December 31, 2013. Mr. Pier Antonio Costamagna retired as an executive officer of the Company and as General Manager of MTM S.r.L., effective February 5, 2014, however, since his stock options were fully vested, any termination of employment or a merger or sale of all, or substantially all, of the Company’s assets would have no effect on this portion of his compensation. Stock options held by Messrs. Bersani and Nielsen and phantom stock options held by Mr. Olivo were only partially vested as of December 31, 2013; therefore, the termination of either individual’s employment would result in forfeiture of the unvested awards, or upon a merger or sale of all or substantially all of the Company’s assets, such unvested awards would become fully vested. Mr. Nielsen resigned as Executive Director of Industrial Sales and Marketing, which resulted in forfeiture of his unvested awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Parties

Pursuant to our Code of Conduct (a copy of which may be found on our website, www.fuelsystemssolutions.com under the caption “Corporate Governance”), all of our directors, officers and employees and those of our subsidiaries are required to disclose to our Board of Directors (for all directors and executive officers) or our human resources manager (for our other employees) any direct or indirect relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between any of them, personally, and us or our subsidiaries. In approving or rejecting a proposed transaction, the disinterested members of our Board of Directors or our human resources manager, as applicable, will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. The Nominating and Corporate Governance Committee and the Audit Committee have developed certain procedures to periodically review and as necessary approve related party transactions with the entities owned in whole or in part by Mr. Costamagna and his family. After concluding their review, they will only approve those transactions that, in light of known circumstances, are in or are not inconsistent with, the Company’s interests, as they determine in good faith. Any approval of a material transaction is then presented to the Board of Directors for approval (without Mr. Costamagna present or voting).

Family Relationships among Executive Officers

Mariano Costamagna, our Chief Executive Officer and member of our Board of Directors, is the brother of Pier Antonio Costamagna. Mr. Pier Antonio Costamagna retired as an executive officer of the Company and as General Manager of MTM S.r.L., a wholly-owned subsidiary of Fuel Systems, effective February 5, 2014. Mariano Costamagna is also the brother-in-law of Margherita Piumatti, Human Resources Manager of MTM. Ms. Piumatti’s annual salary is approximately $95,000, using the average Euro to U.S. dollar exchange rate for the year ended December 31, 2013.

Transactions with Entities Owned or Controlled by the Costamagna Family

The Company leases eight buildings in Italy from IMCOS Due S.r.L., a real estate investment company owned 100% by Messrs. Mariano Costamagna and Pier Antonio Costamagna and their families. Total lease payments to IMCOS Due in 2013 were approximately $2.1 million for the year ended December 31, 2013.

Mariano and Pier Antonio Costamagna and their family members own 100% of Biemmedue S.p.A. The Company purchased approximately $27,000 of products from Biemmedue in 2013. The Company sold approximately $17,000 of products to Biemmedue in 2013.

Mariano and Pier Antonio Costamagna and their family members own 100% of Biemmedue S.p.A. which owns 100% of A.R.S. Elettromeccanica. In 2013, the Company purchased approximately $1.6 million of products from A.R.S. Elettromeccanica.

Mariano Costamagna serves on the board of directors of MTM Hydro S.r.L and together with his brother, Pier Antonio Costamagna, owns 46% of MTM Hydro. The Company purchased approximately $3,000 of products from MTM Hydro and also sold approximately $10,000 of products to MTM Hydro S.r.L in 2013. Ningbo Topclean Mechanical Technology Co. Ltd is 100% owned by MTM Hydro S.r.L. The Company purchased approximately $1.4 million of products from Ningbo in 2013.

Mariano Costamagna serves on the board of directors of Europlast S.r.L. and together with his brother, Pier Antonio Costamagna, owns 40% of Europlast. In 2013, the Company purchased approximately $3.9 million of products from Europlast and also sold approximately $12,000 of products to Europlast.

Mariano Costamagna serves on the board of directors of TCN S.r.L. and together with his brother, Pier Antonio Costamagna, owns 30% of TCN S.r.L. The Company purchased approximately $3.2 million of products from TCN S.r.L. in 2013.

Mariano Costamagna serves on the board of directors of TCN Vd S.r.L. and together with his brother Pier Antonio Costamagna, owns 30% of TCN Vd. The Company purchased approximately $2.9 million of semi-manufactured mechanical components from TCN Vd in 2013. The Company also sold approximately $11,000 of products to TCN Vd in 2013.

Mariano Costamagna and his immediate family own 30% of TCN S.r.L. which owns 100% of Bianco S.p.A. The Company purchased approximately $15,000 of equipment from Bianco S.p.A. in 2013. The Company also sold approximately $0.6 million of products to Bianco S.p.A. in 2013.

Mariano Costamagna’s immediate family and one employee of the Company own 85% of Erretre S.r.L. The Company purchased approximately $0.2 million of products from Erretre S.r.L. in 2013. The Company also sold approximately $3,000 of spare parts to Erretre S.r.L. in 2013.

Mariano and Pier Antonio Costamagna, together with one employee of the Company, own 40% of Immobiliare 4 Marzo S.a.s. The Company paid approximately $0.4 million to Immobiliare 4 Marzo S.a.s. in 2013 in connection with the lease of a building.

Retention of a Director’s Law Firm

Marco Di Toro, a Director of Fuel Systems, is a partner in the law firm of Grosso, de Rienzo, Riscossa, e Associati, which MTM has retained in connection with various matters and, as of December 31, 2013, the Company has been billed and has paid Mr. Di Toro’s law firm approximately $170,000 for related fees and expenses incurred in 2013.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent accountants to serve until the next annual meeting. The Audit Committee appointed PricewaterhouseCoopers LLP as the sole principal independent registered public accountant for the Company on March 31, 2014. The Audit Committee considers PricewaterhouseCoopers LLP to be well qualified. Neither PricewaterhouseCoopers LLP nor any of its members has any relationship with the Company or any of its officers or directors, except in the firm’s capacity as our independent registered public accountants.

Although it is not required to do so, the Audit Committee is submitting its selection of the Company’s independent accountants for ratification at our annual meeting in order to ascertain the views of stockholders regarding the selection. If the selection is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time if it feels that such a change would be in the Company’s and its stockholders best interests.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting via teleconference, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Company incurred the following fees by the independent registered accounting firm PricewaterhouseCoopers LLP for 2013 and 2012:

	2013	2012
Audit fees (1)	$1,815,000	$1,570,000
Tax fees (2)	64,000	72,000
All other fees (3)	77,000	117,000

Total fees	$1,956,000	$1,759,000

(1)	Audit fees consist of the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual consolidated financial statements for 2013 and 2012, the audit of the effectiveness of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for 2013 and 2012.
(2)	Tax fees consist of the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for tax preparation services and tax planning for 2013 and 2012, respectively.
(3)	In 2013 and 2012 “All other fees” includes professional services billed by PricewaterhouseCoopers LLP for statutory audits performed for certain foreign subsidiaries.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services provided by PricewaterhouseCoopers LLP during 2013 and 2012 were approved by the Audit Committee under its pre-approval policies and procedures.

Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP. The Board of Directors recommends a vote “FOR” this proposal.

ITEM 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in our Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding Named Executive Officer compensation in this proxy statement.

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), our stockholders are entitled to vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K at least once every three years. We currently hold our advisory vote to approve the compensation of our Named Executive Officers on an annual basis.

Our executive compensation arrangements are designed to enhance stockholder value on an annual and long-term basis. Through the use of base pay as well as annual and long-term incentives, we seek to compensate our Named Executive Officers for their contributions to our profitability and success. Please read the Compensation Discussion and Analysis and the disclosures on Executive Compensation beginning on page 19 of this proxy statement for additional details about our executive compensation arrangements, including information about the fiscal 2013 compensation of our Named Executive Officers.

This advisory vote addresses the overall compensation of our Named Executive Officers as well as our philosophy and policies regarding executive compensation practices as described in this proxy statement. We are asking our stockholders to indicate their support for our compensation arrangements as described in this proxy statement.

For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material enclosed in this proxy statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board or Compensation Committee, nor will it create any additional fiduciary duty on the part of the Board or Compensation Committee. This advisory vote also does not seek to have the Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the view expressed by our stockholders in their vote on this proposal and the Committee will take into account the outcome of the vote when considering executive compensation matters in the future. In considering the outcome of this advisory vote, the Board will review and consider all shares voted in favor of the proposal and not in favor of the proposal. Broker non-votes will have no impact on the outcome of this advisory vote.

The Board recommends a vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

ITEM 4—OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2014 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

HOW YOU CAN SUBMIT PROPOSALS FOR OUR NEXT PROXY STATEMENT

We expect to hold our 2015 annual meeting of stockholders during the spring of 2015. We will inform our stockholders of the date and time for our 2015 annual meeting through a filing with the SEC. Proposals of stockholders which are eligible under the rules of the SEC to be included in our year 2015 proxy materials must be received by our Secretary no later than December 19, 2014.

If we change our 2015 annual meeting date to a date more than 30 days from the date of our 2014 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before we begin to print and mail our proxy materials. If we change the date of our 2015 annual meeting in a manner that alters the deadline, we will inform our stockholders through a filing with the SEC.

In addition, according to the terms of our bylaws, any nominations for director at next year’s annual meeting or any other business to be properly brought before the annual meeting by a stockholder should be officially submitted to the Company between February 27, 2015 and March 19, 2015. Any proposals or director nominations that are received in accordance with our bylaws but are not included in the proxy statement for the 2015 annual meeting may be voted on by the proxy holders at that meeting in their discretion.

All proposals should be submitted by certified mail, return receipt requested. A stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders should request a copy of our bylaws from our Secretary in order to conform to the requirements set forth in those bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov or on our website at www.fuelsystemssolutions.com under the caption “Investor Relations”. You may read and copy any document we file with the SEC at the SEC’s facilities located at 100 F Street N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms.

You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information. This proxy statement is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

FUEL SYSTEMS SOLUTIONS, INC. ATTN: MICHAEL HELFAND 780 THIRD AVENUE, 25TH FLOOR NY, NY 10017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
01	Joseph E. Pompeo 02 Colin S. Johnston
The Board of Directors recommends you vote FOR proposals 2. and 3.								For	Against	Abstain
2.	APPOINTMENT OF AUDITORS. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2014.							☐	☐	☐
3.	ADVISORY VOTE ON EXECUTIVE COMPENSATION. To approve, on an advisory basis, our 2013 executive compensation.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2013 Annual Report on Form 10-K is/are available at www.proxyvote.com.

PROXY FUEL SYSTEMS SOLUTIONS, INC. ANNUAL MEETING OF STOCKHOLDERS - MAY 28, 2014

The undersigned stockholder of Fuel Systems Solutions, Inc. (“Fuel Systems”) hereby nominates, constitutes and appoints Mariano Costamagna and Pietro Bersani, and each of them, the attorney, agent, and proxy of the undersigned, with full powers of substitution, to vote all stock of Fuel Systems which the undersigned is entitled to vote at the annual meeting of stockholders of Fuel Systems to be held at the offices of Day Pitney LLP, 7 Times Square, 20th floor, New York, New York 10036 on May 28, 2014 at 9:00 a.m. Eastern Time and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present there at, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR” THE ELECTION OF DIRECTORS, “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, AND “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR 2013 EXECUTIVE COMPENSATION. THE PROXY CONFERS AUTHORITY AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, UNLESS CONTRARY INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS. IN ALL OTHER MATTERS, IF ANY, PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side